                                                                   Exhibit 10.15

                      EXECUTIVE COMPENSATION PLAN FOR 2000
                               Finalized 12/20/99

Measures applied by position:

---------------- ------------------------------ ---------------- ------------------
                 PPD Revenue                    EPD Op Income    Qtr Objectives
---------------- ------------------------------ ---------------- ------------------
CEO, COO, CFO    40%                            30%              30%
---------------- ------------------------------ ---------------- ------------------
PPD              60%                            10%              30%
---------------- ------------------------------ ---------------- ------------------
EPD & Ops        10%                            60%              30%
---------------- ------------------------------ ---------------- ------------------
NA Sales         40%   (PPD NA/ROW bookings)    30%              30%
---------------- ------------------------------ ---------------- ------------------


PPD REVENUE (INCLUDING CONTRACT REVENUES):

-      Target is $7.1M, per the Op Plan

- Same lower revenue target as the warrant pricing (start at $4.7M), but no upper limit

[A graph is located here in the original document. The X axis is PPD Consolidated Revenue, with reference points of $4.7M, $7.1M and $8.8M. The Y axis designates the percentage payout. A line connecting certain intersectional points illustrates a sliding scale of payouts. At $4.7M there is 0% payout. $7.1M earns a 100% payout. $8.8M earns a 200% payout. The line continues indefinitely, illustrating higher percentage payouts for revenue greater than 8.8M.]

EPD Op Income

-      Op Plan target is $5.3M (about 10% of revenue)

- Since semi equipment is so volatile, don't use a steep slope on EPD income, but the forecasts are very strong and an upside would help us spend more in PPD. 50% of target is roughly the op income we hit in 1998; 150% of target would be a stretch. Estimated 1999 result is $4.0M (excluding EG license fee and associated expenses and reserves).

[A graph is located here in the original document. The X axis is EPD Consolidated Operating Income, with reference points of $2.65M, $5.3M and $7.6M. The Y axis designates the percentage payout. A line connecting certain intersectional points illustrates a sliding scale of payouts. At $2.65M there is 0% payout. $5.3M earns a 100% payout. $7.6M earns a 200% payout. The line continues indefinitely, illustrating higher percentage payouts for income greater than 7.6M.]

Quarterly objectives: (payout quarterly)

- Half of this payout (15% of total): 0 to 100% for meeting quarterly departmental must-do objectives in 2000 (equal portion for each objective, 25% possible each quarter) Failure to have a clear measure(s) or assumptions and contingency plans for any must-do interpreted as missing the objective; objective drops out if its assumptions did not hold. (Same process as 1999).

- Other half of this payout (15% of total): Paid for hitting or exceeding quarterly EPS "guidance", as if we were telling analysts X cents per share (rounded to nearest cent, just as we would report earnings). No payout for missing it. Paid quarterly. Targets set in December 99:

Q1       1 cent
Q2       1 cent
Q3       4 cents
Q4       6 cents